EXECUTION COPY

                     AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the "Agreement") is made and entered into effective as of this 31st day of August, 2005 (the "Effective Date") by bio-tec Biologische Naturverpackungen GmbH & Co. KG, a German limited liability company ("Biotec KG"), and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH, a German limited liability company ("Biotec F&E," and, together with Biotec KG, the "Biotec Group"), on the one hand, and EarthShell Corporation, a Delaware corporation ("EC"), on the other hand, with reference to the following facts:

                                    RECITALS:

      A. Biotec KG owns or licenses from a third party certain technology and related intellectual property rights relating to thermoplastic starch/synthetic bio-polymer blends.

      B. Pursuant to the License and Information Transfer Agreement dated July 29, 2002 among the Biotec Group, an affiliate of the Biotec Group and EC (as amended, the "Existing License Agreement"), the Biotec Group granted to EC , exclusive worldwide license to certain technology and related intellectual property rights relating to the manufacture of food service disposable products and EC is currently in the process of commercializing such technology through the manufacturing and selling, either directly or through sublicensees, food service disposable products.

      C. In order to preserve its exclusive rights under the Existing License Agreement, EC heretofore has paid to or for the benefit of the Biotec Group payments or other consideration having an agreed value of $4.5 million in the aggregate, which amount is creditable against future royalty payments in accordance with the terms of the Existing License Agreement. The Biotec Group and EC desire to provide for this accumulated prepaid royalty amount to be applied to acquire a royalty-free exclusive license until June 30, 2008 and to eliminate during such period any minimum payments that EC would be obligated to make as a condition to maintaining its exclusivity and to otherwise amend and restate the Existing License Agreement in its entirety on the terms and conditions hereinafter set forth.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises and covenants set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. The capitalized terms used herein shall have the meanings set forth below:

      (a) The term "Biotec Technology" shall mean all of the technology now owned or Controlled by Biotec KG (other than Trade Secrets), together with all Improvements to such technology that are hereafter owned or Controlled by Biotec KG. This includes the technology (other than Trade Secrets) now owned or Controlled by Biotec KG relating to thermoplastically processable starch, destructurized starch, converted starch or other forms of disoriented starch, including the use of such starch alone or in combination with other materials. The Biotec Technology includes all existing patent rights of Biotec KG relating to the foregoing, including without limitation those patents and patent applications listed on Exhibit A hereto, and any patents covering any such Improvements that are hereafter owned or Controlled by Biotec KG or any affiliate thereof (including Biotec F&E).


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

      (b) The term "Controlled" shall mean, with reference to Technology, the right of Biotec KG to grant rights and sublicenses with respect thereto to EC without incurring any obligation owing by Biotec KG to the entity that has licensed or sublicensed such intellectual property to Biotec KG; provided that, if Biotec KG elects to sublicense any such intellectual property notwithstanding that Biotec KG will incur any such obligation, and if a payment of royalties or other consideration to such entity would be required in connection with the exercise of any rights sublicensed by Biotec KG to EC hereunder, such intellectual property shall be deemed not to be controlled by Biotec KG and sublicensed by Biotec KG hereunder unless EC agrees in writing to be responsible for all such royalties and consideration payable to such other entity. If such election is so made by Biotec KG and EC agrees to be so responsible, the relevant technology will be included in the Technology licensed to EC hereunder.

      (c) The term "Food Service Disposables" shall have the same meaning as is assigned to that term as set forth in Exhibit "B" hereto.

      (d) The term "Gross Sales" shall mean the gross invoice price of Products made by EC that it sells during the relevant fiscal period.

      (e) The term "Improvement" shall mean any improvement, refinement or change, whether patentable or unpatentable and irrespective of whence derived, relating in whole or in part to the composition, formulation or use of a Product or the Technology, including any improvement, development or change relating to a Product.

      (f) The term "License Revenues" shall mean, with respect to the relevant fiscal period, the aggregate amount of royalties, fees, or other payments or consideration actually received by EC during such period from the sale or disposition of Products by any of EC's sublicensees or any other commercial exploitation by EC's sublicensees of the rights licensed to EC hereunder.

      (g) The term "Modified Atmosphere Packaging Materials" shall mean products incorporating Biotec materials that are intended to preserve and/or protect food in circumstances where the atmosphere in contact with the food is contained and/or altered to preserve and/or protect the food for a period greater than 24 hours.

      (h) The term "Net Sales" shall mean, with respect to Products made by EC that it sells during the relevant fiscal period, the Gross Sales for such fiscal period, reduced by (i) cash, trade or quantity discounts actually given by EC; and (ii) credits actually allowed by EC.

      (i) The term "Novamont License Agreement" means the Patent Cross-License Agreement dated August 2, 2001 between Biotec KG and E. Khashoggi Industries, LLC, on the one hand, and Novamont S.p.A., on the other.


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      (j) The term "Product" means any product that constitutes a Food Service
Disposable and that incorporates in whole or in part the Technology.

      (k) The term "Retained Food Wrap Products" means products used to wrap food that incorporate any Technology.

      (l) The term "Retained Biotec Products" means films, products and processes for producing films and sheets that incorporate, in whole or in part, the Technology, and Products comprising said films such as bags, excluding any Food Service Disposables.

      (m) The term "Technology" shall refer collectively to the Biotec Technology and the Trade Secrets.

      (n) The term "Trade Secrets" shall mean all confidential and proprietary information and know-how now owned or Controlled by Biotec KG, together with all Improvements thereto that are hereafter owned or Controlled by Biotec KG. This includes any such information and know-how that relates to thermoplastically processable starch, destructurized starch, converted starch or other forms of disoriented starch, including the use of such starch alone or in combination with other materials.

2.    DEVELOPMENT PROJECTS.

      2.1  PROVISION OF  SERVICES.

           (a) EC may request the Biotec Group to provide services relating to design formulation and product development, and research related to compositions capable of use in Food Service Disposables, methods of using compositions as Food Service Disposables, and methods of manufacturing Food Service Disposables (collectively, "Requested Services "). The Biotec Group will use commercially reasonable efforts to accommodate EarthShell's request for Requested Services and will negotiate in good faith the terms and conditions thereof, subject to the Biotec Group's available resources. The Requested Services will be provided at such locations as the parties may from time to time designate; provided, however, that Biotec in any case shall be entitled to travel, meal and lodging expense reimbursement pursuant to Section 2.3 hereof with respect to technical, scientific and administrative personnel who are required to provide the Requested Services at locations that require an overnight stay or that are otherwise sufficiently distant from the personnel's home base to warrant expense reimbursement under EC's guidelines. (b) All requests for Requested Services shall be made in a request form to be mutually agreed upon by the parties, which form (the "Request Form"), at a minimum, shall contain a brief description of the research and development project and its intended scope, a list of the deliverables required, the names of any specific personnel requested to work on the project (subject to their availability), and a proposed timeline and budget estimating the fees and expenses to be incurred with respect to the project. Biotec shall indicate its acceptance of the research and development project by countersigning the Request Form (as the same may be modified by EC to take account of any changes requested by Biotec and agreed to by EC), subject to Biotec and EC agreeing to any fixed fee, timeline or other project-specific requirements that may be applicable in connection with a particular project. With respect to projects accepted by Biotec in accordance with the foregoing, Biotec will use commercially reasonable efforts to complete the research and development project and related Requested Services within the estimated budget


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

and shall notify EC once it reasonably appears that the budget will be exceeded by more than 10%. Upon such notification, EC may, at its option, redefine the scope of the project (including the list of deliverables), terminate the project or adjust the budget pursuant to a revised Request Form. All Request Forms (and any modifications thereto) shall be approved by an officer of EC, and EC shall not be obligated to pay for Requested Services (or related expenses) that are not so approved (it being understood that such approval may be given in writing before the rendering of the service or incurrence of the fees in question).

           2.2  FEE FOR REQUESTED SERVICES.

           (a) Following the close of each calendar month, Biotec shall deliver to EC a written report (the "Report") identifying the Biotec technical or scientific personnel who provided research and development services requested by EC at any time during the preceding month, the number of hours spent by each such person providing such services, together with a brief description of the services provided, the pro forma hourly billing rate of such personnel (the "Pro Forma Billing Rate"), and the total amount due Biotec from EC with respect to all research and development services provided by Biotec personnel during such month. The Report shall also contain, or Biotec shall otherwise timely provide to EC, such additional technical information as EC may reasonably request to determine and evaluate the research and development services provided by Biotec and the amount due Biotec hereunder. The parties agree and acknowledge that the Pro Forma Billing Rates are intended to reflect the parties' best estimate of 105% of the actual cost that will be incurred by Biotec in transferring information or rendering research and development services to EC, which actual cost shall include all direct expenses (including labor and materials) incurred by Biotec and an allocable portion of Biotec's indirect expenses (including, without limitation, an allocable share of overhead and the salaries and compensation of administrative personnel), plus a 5% markup, but excluding the direct, out-of-pocket expenses incurred by Biotec and paid to third parties specifically in connection with Requested Services to EC hereto that are subject to reimbursement pursuant to Section 2.3 hereof (such actual direct and indirect costs so incurred by Biotec, increased by the 5% markup, are referred to herein as the "Services Fee").

           (b) The Pro Forma Billing Rates charged by Biotec to EC and the job classifications of Biotec's personnel shall be reviewed by the parties on each anniversary of this Agreement and shall be equitably adjusted to take account of any increase in the Services Fee, including any increased salaries and/or employee benefits paid by Biotec to its personnel who provide the Requested Services (including any related research and development services) to EC hereunder.

      2.3 Expense Reimbursement. In addition to the Services Fee to be paid by EC to Biotec pursuant to Section 2.2, EC, in accordance with the budget set forth in the applicable Request Form, shall reimburse Biotec for all direct, out-of-pocket expenses incurred by Biotec and paid to third parties specifically in connection with the provision of Requested Services to EC. Such out-of-pocket expenses paid to third parties in connection with the provision of Requested Services shall not include overhead expenses of Biotec (such as general office expenses of Biotec), and any expenses not specifically allocable to a EC project or any other similar expenses (which expenses will be reflected in the Pro Forma Billing Rates). Biotec shall provide EC with such receipts, invoices, other evidence of out-of-pocket expenses incurred and additional information as EC may reasonably request in connection with the expense reimbursement provided for hereunder. Upon the submission of such documentation, EC shall promptly reimburse Biotec for the items to which Biotec is entitled to reimbursement hereunder; provided, however, that in no event shall EC be required to reimburse such expenses more frequently than monthly.


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

      2.4 Third-Party Review. EC, at its expense, shall have the right, upon reasonable advance notice and during normal business hours, to review and audit the records of Biotec that pertain to the Requested Services provided to EC, and any fees or expenses related thereto that have been invoiced to EC, including the components of any Services Fees billed to EC pursuant to Section 2.2. Such review or audit may be performed by EC personnel or by outside professionals retained by EC for such purposes (provided such outside professionals are subject to appropriate confidentiality obligations reasonably acceptable to Biotec). In the event of any dispute between the parties hereto regarding whether Biotec is entitled to payment hereunder or the amount thereof for any Requested Services provided or expenses incurred, EC shall promptly remit to Biotec the undisputed amount and the remaining disputed amount shall be submitted for decision to a nationally recognized accounting firm mutually agreeable to the parties (but which shall not then be engaged as the independent auditors of either EC or Biotec), whose decision shall be final and shall be binding upon the parties. In making such decision, the accounting firm shall take into account any other information that it may deem relevant or appropriate. In the event that such accounting firm is unable to reach a decision with respect to any disputed matter within sixty days of the date such matter is submitted, such matter shall be resolved by binding arbitration pursuant to Section 26. In the event that any Requested Services previously provided or expenses previously incurred are determined to have been improperly classified, Biotec shall promptly reimburse EC for the costs of such items, with interest computed at the prime rate, as published in the Wall Street Journal (the "Prime Rate"), as adjusted at the end of each fiscal quarter, from the date the improperly classified payment was made until the date of repayment. Such reimbursement shall be the sole remedy for such improper classification. If it is determined that the amount in dispute (or any portion thereof) was properly charged by Biotec to EC, EC shall promptly reimburse Biotec for the amount determined to have been properly charged, with interest computed at the Prime Rate, as adjusted at the end of each fiscal quarter, from the first day of the calendar month in which the invoice in question was delivered. The fees and expenses of any accounting firm resolving a dispute under this Section 2.4 shall be borne (i) by Biotec if the amount awarded to EC exceeds 10% of the total invoice amount (even though the amount actually in dispute is less than the total invoice amount), or (ii) by EC if the amount awarded to EC is 10% or less of the total invoice amount.

      2.5 Late Payments. Any amount payable to Biotec pursuant to this Section 2 which is not disputed in good faith pursuant to Section 2.4 and which is not paid within thirty (30) days following the invoice date shall bear interest at the Prime Rate, adjusted at the end of each fiscal quarter, commencing on the first day of the calendar month during which the invoice is submitted. Under no circumstance shall Biotec be obligated to transfer any technical information to, or otherwise perform research and development services for, EC, or to incur any cost on EC's behalf, if EC is in material default with respect to the payment of any undisputed amounts hereunder. EC shall not be considered in default under this Agreement if EC disputes in good faith an amount charged to it by Biotec, subject to the terms of Section 2.4 hereof.


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

3.    THE LICENSE.

      (a) Subject to the terms and conditions set forth in this Agreement, Biotec KG hereby grants to EC an exclusive (even as to Biotec KG, but subject to (i) the non-exclusive rights heretofore granted by Biotec KG to Novamont S.p.A. under the Novamont License Agreement and (ii) the rights that are exclusively reserved to Biotec KG as described in sub-clause (c) below), worldwide license (the "License") to make, have made, use, sell, offer to sell, export and import and otherwise commercialize the Products.
(b) During the period from the Effective Date until June 30, 2008 ("Fully-Paid License Period"), the License shall be royalty-free and EC shall have no royalty obligations to Biotec KG in connection with the manufacture and sale of Licensed Products irrespective of the amount Net Sales earned by EC; provided that, after the expiration of the Fully-Paid License Period, the License will become royalty-bearing as provided in Section 4.
(c) No license is granted hereunder with respect to the sale of Retained Food Wrap Products in Europe. For the avoidance of doubt, the License granted hereunder does not include any rights to sell any Retained Biotec Product or Retained Food Wrap Product that does not constitute a Food Service Disposable nor any Modified Atmosphere Packaging Materials (it being agreed EC may not use the Technology to make, have made, use, sell, offer to sell, export or import anywhere in the world any Modified Atmosphere Packaging Materials). Subject to the foregoing, the License is exclusive and is worldwide.

      (d) Notwithstanding the foregoing, in the case of Technology that is licensed to Biotec KG by a third party that owns such Technology, (i) the rights granted to EC hereunder shall be exclusive only to the extent that the rights granted by the owner of such Technology to Biotec KG are exclusive and otherwise shall be non-exclusive, provided that Biotec KG hereby agrees not to exercise or to sublicense to another person any such rights sublicensed to EC hereunder; and
(ii) such rights shall be sublicensed hereunder to EC only to the extent such rights may be practiced or exploited without violating any obligation owed by Biotec KG to the third party licensor or incurring any obligation to pay royalties or other compensation to the third party licensor unless EC shall have agreed to pay all such royalties or other compensation. The License includes the right to utilize the Technology to make, use, sell or otherwise commercialize thermoplastic starch/synthetic bio-polymer blends for conversion into the Products. The License shall not be utilized by EC for any purpose other than to implement and carry out the development, manufacture, marketing, distribution, use and sale of the Products in accordance with the terms and conditions set forth in this Agreement. The License shall be irrevocable except as specifically provided in this Agreement. Biotec Group represents and warrants to EC that all patents, patent applications, confidential and proprietary information and know-how now or hereafter owned by Biotec Group relating to thermoplastically processable starch, destructurized starch, converted starch or other forms of disoriented starch, including the use of such starch alone or in combination with other materials are owned exclusively by Biotec KG and are licensed to EarthShell hereunder.

      (e) Pursuant to the License, EC shall have the right to grant sublicenses subject to the written approval of Biotec that shall not be unreasonably withheld or delayed. No later than five (5) business days prior to entering into a sublicense agreement, EC shall notify Biotec KG of the proposed sublicense arrangement, provide Biotec KG with a copy of the proposed sublicense agreement and provide such additional information as Biotec KG may reasonably request. Each sublicense shall include provisions that protect Biotec KG's intellectual property rights (including confidentiality undertakings with respect to the Trade Secrets) to at least the same extent as the applicable provisions of this Agreement. EC shall use its best efforts to cause the full and complete performance by EC's sublicensees of all of such sublicensees' obligations under sublicense agreements entered into as authorized by this Section.


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

      (f) Except as set forth herein, EC shall have no right to assign, pledge, transfer or otherwise hypothecate in any fashion any interest in or rights under the License, without the prior written consent of Biotec KG, which shall not be unreasonably withheld or delayed; provided that; any party hereunder shall be permitted to grant security interests in its rights under this License to secure favorable loan financing.

      (g) EC and the Biotec Group agree and acknowledge that the License includes all of the Biotec Group's existing Technology, together with Improvements thereto, and any other technology relating to thermoplastic starch/synthetic bio-polymer blends that Biotec hereafter develops or acquires. To the extent that the Biotec Group, alone or in cooperation with its parent company, develops new breakthrough technology that is not based on or derived from Biotec's existing Technology and does not relate to thermoplastic starch/synthetic bio-polymer blends and that may be applied to Products, such new breakthrough technology shall not constitute an "Improvement" for purposes of this Agreement, but EC will be given a right of first refusal with respect to an exclusive (including as to Biotec) and worldwide license to use such technology in connection with the manufacture and sale of Products.

      (h) Notwithstanding anything set forth herein to the contrary, commencing on July 1, 2008, the exclusive rights granted by Biotec under this Agreement are subject to the continuing payment by EC to Biotec KG, not later than the tenth
(10th) day of each month, of a Royalty pre-payment of One Hundred Thousand Dollars ($100,000.00) each month (the "Monthly Exclusivity Payment") without regard to the amount of Royalties thereafter payable by EC pursuant to Section
4. All Monthly Exclusivity Payments made by EC shall be applied against EC's obligations to pay Royalties, as provided in Section 5(c). Except as provided in this Section 3(h), the Monthly Exclusivity Payments shall be payable until the expiration of the last-to-issue patent included in the Technology. If, within forty-five (45) days following the date on which Biotec KG has provided written notice to EC of a failure to timely pay the Monthly Exclusivity Payment, EC does not pay such Monthly Exclusivity Payment, Biotec will have the right, upon thirty (30) days' prior written notice to EC, to convert the License to a non-exclusive license, with the effect that Biotec KG would have the right thereafter to sublicense, license or otherwise grant any person the right to, or itself, use the Technology or any part thereof to make, have made, use, sell, offer to sell, import or otherwise commercialize any of the Products.

4.    ROYALTIES.

      In consideration for the grant of the License, commencing on July 1, 2008. EC shall pay to Biotec KG a royalty (the "Royalty"), payable when and as provided in Section 5 equal to (i) 25% of License Revenues and (ii) 5% of Net Sales. Notwithstanding the provisions of this Section 4 hereof, EC shall have no obligation to pay Royalties in respect of the sale of any Product made after the date on which the last-to-issue patent included in the Biotec Technology expires.


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

5.    PAYMENT OF THE ROYALTY.

      (a) Within thirty (30) days of the last day of each calendar quarter ending after the end of the Fully-Paid License Period, EC shall pay to Biotec KG the Royalty payable in respect of all License Revenues and Net Sales received by EC during such calendar quarter. Each Royalty payment shall be accompanied by a written report (the "Royalty Report") prepared by EC that shall set forth, for the period covered by the Royalty Report, the aggregate License Revenues and Net Sales received by EC during such period.

      (b) All Royalty payments called for by this Agreement shall be paid by EC in United States dollars to Biotec KG.

      (c) Notwithstanding any provision contained herein to the contrary, no Royalty shall be payable by EC hereunder except to the extent that the total accrued Royalties that are payable hereunder exceed the sum of all Monthly Exclusivity Payments theretofore made by EC under Section 3(h) hereof.

6.    RIGHT TO AUDIT.

      (a) EC shall keep and maintain complete and accurate records concerning the receipt of License Revenues and Net Sales. Biotec KG or its designated representative (the "Representative") shall have the right to review those records of EC that deal with receipt of License Revenues or Net Sales for purposes of confirming the calculation of the Royalty paid by EC hereunder.

      (b) If EC is ultimately determined to have failed to pay to Biotec KG the full amount of a Royalty payment actually due hereunder, EC shall promptly pay the full amount of such discrepancy to Biotec KG, with interest thereon, at the Prime Rate in effect on the date on which the payment in question should have been made, from such date until the payment is actually made.

7.    IMPROVEMENTS TO TECHNOLOGY.

        (a) (a) Biotec KG shall own all Improvements made by it and EC shall own all Improvements made by it, subject to Biotec KG's ownership of the Technology on which any Improvement is based or from which any Improvement is derived. Subject to Biotec KG's right to do so, all such Improvements owned by Biotec KG shall be included in the Biotec Technology licensed hereunder to EC without additional royalty or other obligation being imposed on EC. .

       (b) In the case of any Improvement that is made jointly by Biotec KG and EC (a "Joint Improvement"), Biotec KG will own any such Improvements that relate to materials compositions, EC will own any Joint Improvements that relate to Food Service Disposable product applications, and Biotec KG and EC will jointly own any other Joint Improvements., with each having the unrestricted right to use and exploit such Joint Improvements without any duty to account to the other.

      (c) Nothing in this Section 7 affects any allocation of intellectual property rights to which the parties agree in connection with services provided by Biotec Group to EC under Section 2.


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

8.    PATENT MATTERS.

      (a) Biotec KG, as to any patentable inventions included in that the Biotec Technology, shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any such invention at its sole cost and expense or
(ii) maintain such invention as a trade secret. Biotec KG, as to all Improvements that it owns pursuant to the provisions of Section 7, shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any such Improvement at its sole cost and expense or (ii) maintain any Improvement as a trade secret. The parties will reasonably cooperate in determining whether to seek patent protection of any Joint Improvements that are jointly owned.

      (b) Each party shall provide each other party with such assistance as may be reasonably requested, from time to time, in connection with efforts to seek patent protection for any Improvement in accordance with Section 8(a), including the execution of any documents necessary to obtain and maintain such patent protection; provided, however, that the party responsible for seeking patent protection shall reimburse such party for any out-of pocket fees and expenses reasonably incurred by such party in providing such assistance. The Biotec Group and EC shall conduct, no less frequently than quarterly, periodic technology review meetings at which the Biotec Group shall provide EC with copies of any new patents that have issued on any patent applications included in the patents included in the Biotec Technology since the time of the prior technology review meeting (if any) and the parties will review (i) the status of the prosecution of then pending patent applications included in the patents included in the Biotec Technology, (ii) any Improvements that have been made by either party since the time of the prior technology review meeting (if applicable) and (iii) other matters relating to the development of Improvements and the protection and status of the Technology. I am not sure this is necessary given the constraints

      (c) The Biotec Group shall have no obligation to pay any maintenance fees and annuities as they become due in respect of any patents included in the Biotec Technology; provided that, if the Biotec Group elects not to pay or cause to be paid any such fees or annuities, Biotec KG shall use reasonable efforts to give written notice of such election to EC before the due date therefor, and EC shall have the right (but not the obligation) to pay such fees or annuities. If EC, in its discretion, determines to pay such fees or annuities, the Biotec Group agrees to assign to EC all of the Biotec Group's right, title and interest in and to the patents to which such fees or annuities relate for no additional consideration.

9.    INFRINGEMENT MATTERS.

      (a) The Biotec Group and EC will promptly, and in any event within thirty
(30) days of discovery, notify the other in writing of any apparent infringement of the Technology which comes to its attention and that involves the Products. The Biotec Group shall have the sole right, at its sole cost and expense, to bring suit to enjoin such infringement to the extent it involves an infringing use of the Technology in any country in which EC does not hold an exclusive license to the Technology or an infringing use in Europe of the Technology with respect to Retained Food Wraps Products and to recover damages therefor for its sole account. EC shall have the sole right, at its sole cost and expense, to bring suit to enjoin such infringement to the extent it involves an infringing use of the Technology in any country in which EC holds an exclusive license to the Technology (it being understood that any action brought in connection with the infringing use of the Technology with respect to food wrap products in Europe will be controlled solely by the Biotec Group) and to recover damages therefor for its sole account..


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

      (b) In any action brought pursuant to Section 9(a) hereof, the party initiating the suit (the "Initiating Party") shall select and control counsel for the prosecution of such suit. The other party hereto (the "Non-Initiating Party") shall (i) have the right to receive, from time to time, full and complete information from the Initiating Party concerning the status of such suit, (ii) have the right, at its own expense, to be represented therein by counsel in advisory or consultative capacity, and (iii) cooperate fully with the Initiating Party and provide whatever assistance is reasonably requested by the Initiating Party in connection with such suit, including the preparation and signing of documents. If EC is the Initiating Party, EC shall not have the right to settle any infringement suit described in Section 9(a) hereof, without the prior written consent of Biotec KG, which consent shall not be unreasonably withheld or delayed. The costs and expenses, including attorneys' fees, of the Initiating Party in any action alleging infringement will be borne by the Initiating Party. In no event, however, will the Non-Initiating Party be obligated to reimburse the costs and expenses, including attorneys' fees, of the Initiating Party in an amount in excess of the damages awarded to the Non-Initiating Party in such action.

      (c) The parties shall promptly notify each other in writing of (i) any claim by any Person that the use of the Biotec Technology by EC in connection with the manufacture, use or sale of any Product infringes or violates the patent, trade secret or other intellectual property rights of such Person in any country in which Biotec KG holds an unexpired patent containing claims that cover the Biotec Technology that is alleged to be infringing, and (ii) the commencement of any lawsuit against either party, or any of their respective customers, asserting any such claim (an "Infringement Action"). The Biotec Group shall assume and control the defense of any Infringement Action, at its sole cost and expense, irrespective of whether any member of the Biotec Group is named as a defendant therein. If the Biotec Group fails to promptly assume the defense of any Infringement Action and/or fails to provide EC with any reasonable assurances that EC may have reasonably requested from the Biotec Group with respect to the Biotec Group defending such Infringement Action and performing its related obligations under this Section 9(c), EC may suspend further Royalty payments to Biotec KG hereunder until such time as the Biotec Group provides such reasonable assurances or such Infringement Action is dismissed or otherwise finally resolved. . EC will assist the Biotec Group in the defense of any infringement Action by providing such information, fact witnesses and other cooperation as the Biotec Group may request from time to time; provided that the Biotec Group shall reimburse EC for any out-of-pocket expenses incurred by EC in connection therewith. EC shall have the right to be represented in connection with an Infringement Action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If the Biotec Group does not assume the defense of any Infringement Action, EC shall have the right, but not the obligation, to assume the defense of such lawsuit, utilizing legal counsel of its choice. If EC so assumes the defense of an Infringement Action, (i) EC shall have no right to settle such Infringement Action unless EC shall have received the prior written consent of Biotec KG (which shall not be unreasonably withheld or delayed) and
(ii) Biotec KG shall be obligated to reimburse EC for the reasonable attorneys' fees incurred by EC in connection with EC assuming the defense of an Infringement Action in which EC ultimately is finally determined not to have infringed any of the intellectual property rights that are the subject of the Infringement Action ("Reimbursable Defense Costs"). EC shall offset any suspended Royalty payments against the Reimbursable Defense Amounts incurred by EC; provided that, upon the dismissal or other final resolution of any such Infringement Action, any amount of suspended Royalty payments in excess of the Reimbursable Defense Costs shall be promptly paid over by EC to Biotec KG. The obligation of Biotec KG to reimburse EC the amount of any Reimbursable Defense Costs shall be reduced by any Royalty payments otherwise due to Biotec KG that were suspended by EC under this Section 9(c).

      (d) If the court, in any Infringement Action, enters a final and non-appealable order finding that the Technology infringes or violates the intellectual property of another person and requiring EC (i) to obtain a license under any third party's patent not licensed hereunder in order to continue with EC's activities as contemplated by this Agreement, and to pay a royalty or fee under such license, and the infringement of such patent cannot reasonably be avoided by EC, or (ii) to pay damages on account of such infringement or violation, the Biotec Group shall pay the amount of any such fee or royalty payable and any such damages to the extent that the infringement or violation found by such court resulted from EC's use of Technology within the scope of the License granted hereunder.

      (e) Notwithstanding the foregoing, the Biotec Group shall have no liability under this Section 9 with respect to any third party infringement that is brought against EC based on Improvements made by EC that are included in the Technology licensed to EC hereunder.

10. DISCLAIMER OF WARRANTY; NO CONSEQUENTIAL DAMAGES.

      (a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO MEMBER OF THE BIOTEC GROUP MAKES OR GIVES, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO ANY PRODUCTS WHICH MAY BE MANUFACTURED, USED OR SOLD BY EC AND WHICH ARE BASED UPON OR UTILIZE ANY OF THE TECHNOLOGY.

      (b) IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTIES UNDER, OR IN CONNECTION WITH, THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSSES, EXPENSES OR DAMAGE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, INCREASED COSTS OF PRODUCTION, DAMAGES OR LOSSES AS A RESULT OF SUCH OTHER PARTY'S INABILITY TO OPERATE, INABILITY TO FULFILL CONTRACTS WITH THIRD PARTIES, OR SIMILAR MATTERS OR EVENTS ARISING FROM THE USE OR INABILITY TO SELL THE PRODUCTS OR ANY FAILURE TO FULFILL A PURCHASE ORDER IN A TIMELY FASHION, NOR SHALL ANY PARTY BE LIABLE FOR ANY LOSS, EXPENSE OR DAMAGE SUFFERED OR INCURRED BY ANY OTHER PARTY AS A RESULT OF CLAIMS, DEMANDS, SUITS OR OTHER PROCEEDINGS BY ANY OTHER PARTY OR PERSONS, WHETHER PRIVATE, PUBLIC OR GOVERNMENTAL IN NATURE. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.

      (c) Without limiting the generality of the foregoing provisions of this
Section 7, except as and to the extent otherwise specifically provided herein, nothing in this Agreement shall be construed as.

           (i) a warranty or representation by the Biotec Group as to the validity or scope of any patent licensed hereunder; or

           (ii) a requirement that the Biotec Group shall file any patent application, secure any patent or maintain any patent in force; or

           (iii)an obligation to bring or prosecute actions or suits against third parties for infringement; or

           (iv) conferring a right to use in advertising, publicity or otherwise any trademark or trade name of the Biotec Group; or

           (v) granting by implication, estoppel, or otherwise any license or rights under patent or other intellectual property rights of the Biotec Group other than the patents and other intellectual property rights included in the Technology, to the extent licensed as provided in Section 3.

11.   [RESERVED]

12. REPRESENTATIONS AND WARRANTIES OF THE BIOTEC GROUP. Each member of the Biotec Group hereby represents and warrants to EC that:

      (a) Such member is a limited liability company organized, validly existing and in good standing under the laws Germany . Such member has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business in every jurisdiction wherein the nature of the business conducted or the assets owned or leased by it make such qualification material to the conduct of its business.

      (b) Such member has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, in the case of Biotec KG, including but not limited to the right to license the Technology. This Agreement has been duly and validly authorized, executed and delivered by such member and, assuming the due authorization, execution and delivery by EC, is the legal, valid and binding obligation of such member, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

      (c) To the best knowledge of such member, no person, firm or entity has made any claims or threatened, in writing or otherwise, that such member is in violation of or has infringed any patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary or trade rights of such third party as they relate to the Technology. To the best of such member's present knowledge and belief, the use of the Technology in the manufacture of the Products pursuant to the terms of this Agreement will not constitute infringement of the proprietary rights of any third party. .

      (d) To the best knowledge of such member, the execution, delivery and performance of this Agreement by such member and the consummation by it of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time) of any provision of applicable law, (ii) require any consent, approval or authorization of any person or governmental authority, (iii) result in a default under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any agreement, lease, franchise, permit, note or other restriction, encumbrance, obligation or liability to which such member is a party or by which it is bound or to which any of its assets are subject, (iv) result in the creation of any lien or encumbrance upon such member's assets, (v) conflict with, result in the breach of, or constitute a default under any provision of such member's bylaws, operating agreement, partnership agreement or other organizational documents, or (vi) conflict with, result in a tortious interference as a result of such conflict with, or otherwise violate, any material contract or arrangement between such member and any other person. The representation and warranty given in this Section shall not be deemed or construed to expand or modify the representation and warranty given by such member in Section 12(c) hereof.

      (e) Neither such member, nor anyone acting on its behalf, has taken any action relating to any broker, finder, consultant or other expert which could result in the imposition upon EC of any obligation to pay a fee to any broker, finder, consultant or similar expert in connection with the transactions contemplated hereby.

13. REPRESENTATIONS AND WARRANTIES OF EC. EC hereby represents and warrants to the Biotec Group that:

      (a) EC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EC has all requisite corporate power and authority to own, operate and lease the properties and to carry on its business as now being conducted, and is duly qualified to do business in every jurisdiction wherein the nature of the business conducted or the assets owned or leased by it make such qualification material to the proper conduct of its business.

      (b) EC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by EC and, assuming the due authorization, execution and delivery by the members of the Biotec Group, is a legal, valid and binding obligation of EC, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

      (c) To the best knowledge of EC, the execution, delivery and performance of this Agreement by EC and the consummation by it of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time) of any provision of applicable law, (ii) require any consent, approval or authorization of any person or governmental authority, (iii) result in a default under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, franchise, permit, note or other restriction, encumbrance, obligation or liability to which EC is a party or by which it is bound or to which any of its assets are subject, (iv) result in the creation of any lien or encumbrance upon EC's assets, (v) conflict with, result in the breach of, or constitute a default under any provision of EC's Certificate of Incorporation or Bylaws, or (vi) conflict with, result in tortious interference as a result of such conflict with, or otherwise violate, any contract or arrangement between EC and any other person.

      (d) Neither EC, nor anyone acting on its behalf, has taken any action relating to any broker, finder, consultant or other expert which could result in the imposition upon the Biotec Group of any obligation to pay a fee to any broker, finder, consultant or similar expert in connection with the transactions contemplated hereby.

14.   CONFIDENTIALITY.

      (a) EC acknowledges that the Technology and the Improvements owned by Biotec, as they may exist from time-to-time, are and shall remain the valuable, special, unique and proprietary assets of Biotec and shall constitute "Biotec Confidential Information" hereunder. Any additional information disclosed by the Biotec Group to EC shall also be deemed to be "Biotec Confidential Information" hereunder, if (i) the information is in written form and appropriately marked "Confidential" (or similar designation) at the time of disclosure to EC or designated as "Confidential" (or similar designation) in writing, within thirty
(30) days of disclosure, (ii) the information is disclosed orally and designated by a member of the Biotec Group as "Confidential" (or similar designation) at the time of disclosure and confirmed to EC as "Confidential" (or similar designation) in writing, by a member of the Biotec Group within thirty (30) days of such disclosure, or (iii) such information is of a type, or disclosed in such a manner, that would lead a reasonable person to conclude that the information is proprietary and/or confidential. Notwithstanding the foregoing, Biotec Confidential Information shall not include any information or data which EC can show: (i) is in, or becomes generally known in, the public domain by any means other than the failure by EC to fulfill its obligations hereunder; or (ii) is rightfully known to EC at the time of disclosure by the Biotec Group ; or (iii) is, at any time, disclosed to EC by a third party who has received and disclosed such information without the breach of any obligation of confidentiality to the Biotec Group or to any third party. For purposes of this Section 14, information shall not be deemed to be part of the public domain or in EC's knowledge merely because it may be embraced in a more general disclosure or simply because it may be derived from combinations of disclosures or information generally available to the public or within EC's knowledge. The parties acknowledge that the Biotec Group's disclosure to EC of Biotec Confidential Information will be necessary in order to enable EC to utilize the License in the manner contemplated by this Agreement, and the Biotec Group shall make such disclosures of the Biotec Confidential Information to EC as the Biotec Group reasonably determines are necessary, required or appropriate in that regard. The parties acknowledge that they have a confidential relationship with one another, and accordingly, EC shall maintain all Biotec Confidential Information disclosed to it pursuant to this Agreement in confidence and shall not disclose the same to any third party (with the exception of its sublicensees, employees, accountants, attorneys and other agents and professional advisors) either during or after the term of this Agreement unless required to do so by court order or by law, in which case EC shall notify the Biotec Group, in writing, prior to making such disclosure and shall cooperate with Biotec to preserve and protect the confidentiality of the Biotec Confidential Information in question to the fullest extent possible. Additionally, except as specifically contemplated by this Agreement, EC shall not utilize any Biotec Confidential Information for its own benefit or for the benefit of any third party. Prior to making any permitted disclosure of any Biotec Confidential Information to its sublicensees, employees, accountants, attorneys and other agents and professional advisors, EC shall require such persons, firms, or entities to execute and deliver written nondisclosure agreements which shall obligate such persons, firms and entities to comply with obligations of confidentiality and nonuse substantially equivalent to those set forth in this Section.

      (b) From time to time during the term of this Agreement, EC may disclose to the Biotec Group certain information which EC deems to be proprietary and confidential, including but not limited to business plans, marketing plans and financial information (the "EC Confidential Information"). The definition of "EC Confidential Information," and the Biotec Group's use and disclosure thereof, shall be governed by terms and conditions identical to those which govern Biotec Confidential Information, as set forth in Section 14(a) hereof.

15.   TERM AND TERMINATION.

      (a) The term of this Agreement shall commence upon the effective date hereof. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect in the United States until the later of (i) expiration of the last-to-issue patent covering or included in the Technology or
(ii) the first date on which neither EC nor any of its sublicensees produces a Product which incorporates any Biotec Confidential Information or any material Trade Secret which are licensed hereby.

      (b) If either party is in breach of any of its material obligations hereunder, then the non-breaching party may give the breaching party written notice of such breach. If such breach is not cured within forty-five (45) days after the date such written notice is delivered or, if such default cannot be cured within such forty-five day period but the breaching party has taken action to cure such default, then if the default is not cured within one hundred eighty
(180) days from the date of the original notice, the non-breaching party shall have the right immediately to terminate the License by written notice to the breaching party. The parties agree and acknowledge that the availability of the foregoing termination right under this Section 15(a) shall not affect any other right or remedy that may that may be available to the non-breaching party under this Agreement, at law or in equity.

      (c) This Agreement will automatically terminate upon the occurrence of any of the following events: (i) a receiver is appointed for EC or all or a substantial part of its property; (ii) EC makes a general assignment for the benefit of its creditors; (iii) EC commences, or has commenced against it, a case under the U.S. Bankruptcy Code or any other case or proceedings under any bankruptcy, insolvency or debtor's relief law is commenced by or against EC; or
(iv) EC becomes insolvent, is liquidated or dissolved or ceases to operate in the ordinary course; provided, however, that Biotec KG acknowledges that the Biotec Technology is "intellectual property" as defined in 11 U.S.C. section 101(35A), and that the License is entitled to the benefits of Bankruptcy Code section 365(n).

      (d) From and after the effective date of the expiration of the term of this Agreement or the termination of the License pursuant to Section 15 hereof, neither EC nor any of its sublicensees shall have any right, whatsoever, to utilize the Technology or the Trade Secrets licensed to EC under this Agreement. EC shall return to Biotec KG all copies of Biotec Confidential Information which is then in the possession of EC, and shall have no right pertinent to this Agreement to sell any Product which has theretofore been manufactured by EC or its sublicensees.

      (e) The right of termination under Section 15(b) hereof shall be in addition to, and not in lieu of, all other rights and remedies the terminating party may have under this Agreement, at law or in equity.

      (f) The obligations concerning confidentiality set forth in Section 8 hereof and to pay any accrued but unpaid royalties and Services Fees any other compensation or payments due to Biotec KG or the other members of the Biotec Group shall survive the expiration and termination of the License. (g) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated pursuant to Section 15(b) or (c) other than a termination pursuant to Section 15(b) by reason of a breach by EC of any of its material obligations hereunder, then, following such termination, EC and any sublicensee thereof shall be permitted to sell any remaining inventory of Products on-hand at the time of such termination. (h) Notwithstanding any provision in this Agreement to the contrary, EC shall have the right, upon thirty (30) days prior written notice to Biotec KG to terminate this Agreement for convenience.

16. MARKING AND UNITED STATES EXPORT CONTROL.

      (a) Where technically feasible, EC shall mark, or shall cause its sublicensees to mark, the Products and related documents with the applicable United States patent numbers, as required by applicable law, or as reasonably instructed by Biotec KG.

      (b) EC shall comply with all applicable laws, rules and regulations of the United States, including but not limited to the Export Regulations of the United States Department of Commerce, in connection with the direct or indirect export of any of the Technology or the Products. EC acknowledges that the Biotec Group has not made and does not make any representation that any license is or is not required in connection with such export or, if required, that such license will be issued by the United States Department of Commerce.

17. SPECIAL TAX PROVISIONS. EC (or its sublicensees or customers) shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of EC or its sublicensees in connection with the manufacture, use, sale, license or commercialization in any country of the Products; except that the Biotec Group shall be responsible for any taxes, duties or withholding relating to any payment made to any member of the Biotec Group under this Agreement and EC shall be permitted to make any withholding with respect to such payments and fees required by law or regulation.

18. EQUITABLE RELIEF. A breach or default by EC of the provisions of Section 14 hereof shall cause the Biotec Group to suffer irreparable harm and, in such event, the Biotec Group shall be entitled, as a matter of right, to a restraining order and other injunctive relief from any court of competent jurisdiction, restraining any further violation thereof by EC, its officers, agents, servants, employees, and those persons in active concert or participation with them. The right to a restraining order or other injunctive relief shall be supplemental to any other right or remedy the Biotec Group may have, including, without limitation, the recovery of additional damages for the breach or default of any of the terms of this Agreement.

19. RELATIONSHIP OF THE PARTIES. This Agreement shall not create any partnership, joint venture or similar relationship between the parties hereto and no representations to the contrary shall be made by either party. No party shall have any authority to act for or on behalf of or to bind any other party in any fashion (except that Biotec KG may bind any member of the Biotec Group), and no representations to the contrary shall be made by any party.

20. NOTICES. Any notice which is required or permitted to be given to a party to this Agreement shall be deemed to have been given only if such notice is reduced to writing and delivered personally, or by United States mail with postage prepaid and return receipt requested, or by telecopier (FAX) transmission, confirmed by letter, or by reputable overnight courier (pursuant to instructions requiring next day delivery) to the party in question as set forth below:

            The Biotec Group:   Biotec KGWerner-Heisenberg-Str. 32
                                46446 Emmerich
                                Germany

                                P.O. Box 10 02
                                46422 Emmerich
                                Germany
                                Fax:  +49 2822 51840

                                Attention: Harald Schmidt, Managing Director


            EC:                 EarthShell Corporation
                                3916 State Street #110
                                Santa Barbara, California  93105
                                Attention:  Chief Financial Officer
                                Fax: (805) 563-7594

      Either party may change its address by giving notice of such change in the manner set forth herein. If delivered personally, a notice shall be deemed delivered when actually received at the address specified herein. Any notice given to a party by mail shall be deemed delivered three (3) days following the date upon which it is deposited in the mail, with postage prepaid and return receipt requested. Any notice given to a party by FAX shall be deemed delivered on the date it is actually transmitted to the party in question at the FAX number specified above. Any notice given to a party by overnight courier shall be deemed delivered on the first business day following the date it is placed in the possession of such courier.

21. ASSIGNMENT. The Agreement may not be assigned by EC or any member of the Biotec Group without the prior written consent of Biotec KG or EC, as applicable; provided, however, that EC and each member of the Biotec Group shall be permitted to assign, without the consent of any other party, all, but not less than all, of its rights, duties and obligations under this Agreement in connection with the sale of its entire or substantially its entire business, whether by merger, consolidation, sale of stock or equity interest, sale of all or substantially all assets or otherwise.

22. ENTIRE AGREEMENT. This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the parties hereto in regard to the subject matter hereof and contains the entire agreement between the parties in regard to the subject matter hereof, including the Existing License Agreement, which is terminated effective upon the execution and delivery of this Agreement without further liability to any party thereunder. This Agreement may not be changed or modified orally, but only by an agreement, in writing, signed by both the parties hereto.

23. SAVINGS CLAUSE. Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court of competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

24. WAIVER. Neither the failure or delay on the part of either party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law rules thereof.

26. RESOLUTION OF DISPUTES.

      (a) In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement, or any of its terms which the parties cannot resolve by themselves amicably, the parties agree to submit such dispute to resolution in the manner hereinafter described. First, the parties shall endeavor to resolve the dispute through the use of an acceptable alternative dispute resolution procedure. If, within thirty (30) days after one party notifies the other in writing of the existence of a dispute which it desires to be resolved under this Section, the parties have not agreed upon an acceptable alternative dispute resolution procedure, then the matter shall be resolved by arbitration as set forth below and according to the rules of the American Arbitration Association, except as herein modified by the parties. Unless otherwise agreed to in writing, all alternative dispute resolutions or arbitration hearings will be held in Santa Barbara, California.

      (b) The parties shall cooperate and use their respective best efforts to encourage compliance with the following time periods: (i) within ten (10) days after the failure to agree to an acceptable alternative dispute resolution procedure, each party will select an arbitrator, and notify the other party of its selection; (ii) within fifteen (15) days after such notice, the respective arbitrators will select a third arbitrator as Chairman of the panel; (iii) a hearing by the arbitration panel shall be held within thirty (30) days after the selection of the Chairman; and (iv) a majority decision and resolution shall be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding on the parties, and judgment may be entered thereon by any court having jurisdiction of the parties.

      (c) Each party shall bear its own costs of presenting its case in an alternative dispute resolution procedure, or arbitration, as the case may be.

27.   FORCE MAJEURE.

      (a) The failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other or subject this Agreement to termination if such failure is caused by acts such as, but not limited to, acts of God, earthquake, explosion, flood, drought, war, riot, sabotage, embargo, compliance with any order or regulation of any governmental entity acting with color of right, intervention or delays created by any regulatory authority, or by any other similar cause beyond the reasonable control of the parties. The party so affected shall promptly notify the other party of the event of force majeure, and shall use all reasonable efforts to remove such event as soon as reasonably practicable.

      (b) Notwithstanding the provisions of Section 27(a) hereof, should either party be prevented from performing its obligations hereunder for a period of six
(6) months as a result of an event of force majeure, then upon the expiration of such six (6) month period, the other party may terminate this Agreement upon thirty (30) days notice to the non-performing party, and both parties shall be relived from all duties and obligations under this Agreement, except as otherwise provided in Section 15 hereof.

28. TIME OF ESSENCE. The parties acknowledge that time is of the essence in regard to every provision of this Agreement.

29. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30. TERMINOLOGY. As used in this Agreement, the singular shall include the plural and the plural shall include the singular. Titles of sections and paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of the Agreement, and all references in this Agreement to a section or Section shall refer to the corresponding section or Section of this Agreement unless specific reference is made to the sections of another document or instrument.

31. EFFECT OF BANKRUPTCY PROCEEDINGS. EC agrees that, if for any reason it becomes a debtor in a case under the U. S. Bankruptcy Code, this Agreement, pursuant to Section 365(c)(1) of the U. S. Bankruptcy Code, is not, and shall not be, assumable under Section 365 of the U.S. Bankruptcy Code, it being agreed and acknowledged that applicable patent law would excuse Biotec from accepting performance from or rendering performance to any entity other than EC, whether or not this Agreement prohibited or restricted assignment of rights or delegation of duties. Accordingly, as provided in Section 15(c) hereof, this Agreement, pursuant to Section 365(e)(2) of the U. S. Bankruptcy Code, will automatically terminate upon EC becoming a debtor in a case under the U. S. Bankruptcy Code, notwithstanding the provisions of Section 365(e)(1) of the U.
S. Bankruptcy Code.

      IN WITNESS WHEREOF, the parties have caused this Amended and Restated License Agreement dated August 31, 2005 to be executed and delivered by their duly authorized representatives upon the date first herein written.

                     BIO-TEC BIOLOGISCHE NATURVERPACKUNGEN GMBH &
                     CO. KG


                     By:
                        -------------------------------------------

                     Title:
                           ----------------------------------------

                     BIO-TEC BIOLOGISCHE NATURVERPACKUNGEN
                     FORSCHUNGS UND ENTWICKLUNGS GMBH



                     By:
                        -------------------------------------------

                     Title:
                           ----------------------------------------



                     EARTHSHELL CORPORATION



                     By:
                        -------------------------------------------

                     Title:
                           ----------------------------------------

                                    EXHIBIT A
                    OF BIOTEC - EARTHSHELL LICENSE AGREEMENT

--------------------------------------------------------------------------------------------------------------
   EUROPEAN       US PATENT/                                                         WNS FILE       BIOTEC
  PATENT NO.    APPLICATION NO.                       TITLE                                          FILE
--------------------------------------------------------------------------------------------------------------
   0 397 819       5,362,777    Thermoplastically processable starch and a        11527.309      2 TSW
                                method of making it
--------------------------------------------------------------------------------------------------------------
   0 479 964         6,242,102  Single or multilayer foil, having a layer         11527.321      6 TSW
                 containing thermoplastically processable starch
--------------------------------------------------------------------------------------------------------------
   0 537 657       5,415,827    Process for improving the mechanical properties   11527.315      7 TSW
                                of single- or multi-ply sheets
--------------------------------------------------------------------------------------------------------------
   0 539 544       5,314,934    Polymer mixture for producing films               11527.314      8 TSW
--------------------------------------------------------------------------------------------------------------
   0 542 155       5,280,055    Biodegradable mould material                      11527.313      9 TSW
--------------------------------------------------------------------------------------------------------------
   0 596 437       5,844,023    Biologically degradable polymer mixture           11527.320      10 TSW
                   6,214,907                                                      11527.310
--------------------------------------------------------------------------------------------------------------
   0 711 322       5,705,536    Foamed starch polymer                             11527.318      11 TSW
--------------------------------------------------------------------------------------------------------------
   0 711 324       5,663,216    Reinforced biodegradable polymer                  11527.317      12 TSW
--------------------------------------------------------------------------------------------------------------
  96905977.3       6,096,809    Biologically degradable polymer mixture           11527.312      13 TSW
--------------------------------------------------------------------------------------------------------------
  96905977.3       6,235,816    Compositions and methods for manufacturing        11527.312.1    13 TSW
                                thermoplastic starch blends
--------------------------------------------------------------------------------------------------------------
   0 799 335           ?        Technical and non-technical textile products and  11527.322      14 TSW
                                packaging materials
--------------------------------------------------------------------------------------------------------------
   0 906 367       6,235,815    Biodegradable material essentially consisting     11527.323      15 TSW
                                of, or based on, thermoplastic starch
--------------------------------------------------------------------------------------------------------------
   0 917 540       6,117,925    Thermoplastic processable starch or starch        11527.324      16 TSW
                                derivative polymer mixtures
--------------------------------------------------------------------------------------------------------------
  99923786.0      09/719,951    Foamed thermoplastic film made from               11527.350      22 TSW
                                biodegradable materials
--------------------------------------------------------------------------------------------------------------
   0 702 698       6,136,097    Process for producing thermoplastic starch        11527.325      1 V
--------------------------------------------------------------------------------------------------------------
   0 700 329       5,770,137    Method for preparing composite materials from     11527.319      13 V
                                renewable raw materials
--------------------------------------------------------------------------------------------------------------
   0 779 909       5,897,944    Molded part made of starch foamed material        11527.329      18 V
--------------------------------------------------------------------------------------------------------------
   0 781 199       5,910,350    Starch foam panel                                 11527.328      19 V
--------------------------------------------------------------------------------------------------------------
      ./.          6,231,970    Thermoplastic starch compositions incorporating   11527.267.1    2 WNS
                                an inorganic filler component
--------------------------------------------------------------------------------------------------------------
      ./.         09/648,471    Biodegradable polymer films and sheets suitable   11527.343      1 WNS
                                for use as laminate coatings as well as wraps
                                and other packaging materials
--------------------------------------------------------------------------------------------------------------
      ./.              ?        Biodegradable polymer blends for use in making    11527.354      3 WNS
                                films, sheets and other articles of manufacture
--------------------------------------------------------------------------------------------------------------
      ./.              ?        Biodegradable films and sheets for use as         11527.355      4 WNS
                                coatings, wraps and packaging materials
--------------------------------------------------------------------------------------------------------------

                                   EXHIBIT "B"
             DEFINITION OF FOOD SERVICE DISPOSABLE
             [EXCERPTS FROM AMENDED AND RESTATED LICENSE AGREEMENT,
          DATED FEBRUARY 28, 1995, BETWEEN E. KHASHOGGI INDUSTRIES, LLC
                               AND EC, AS AMENDED]



1(a) The term "Food Service Disposables" shall mean any disposable, single use product, container, apparatus, device or equipment for packaging, storing, portioning, serving or dispensing food or beverages intended for consumption within a short period of time (less than twenty four hours), which incorporate in whole or in part any portion of the Technology and, to the extent not otherwise excepted or excluded, are encompassed in those items included within the scope of the Disposal Product Categories set forth in the Clinton Associates 1994 DISTRAK Five study of Disposables Utilization in Food Services Segments (hereinafter referred to as the "DISTRAK V Study"), including all products specifically set forth therein. Any product that has substantially the same shape, composition, mixture and functional properties as a product within the scope of the definition of Food Service Disposables shall be considered within the scope of such definition no matter the manner in which that product is used, unless expressly excepted below. Notwithstanding any other provision of this Agreement, the parties agree that the following items shall not be within the scope of the definition of "Food Service Disposables" or otherwise licensed under this Agreement: (i) sealed containers for the long-term storage of liquids whether for single or multiple portions (e.g., soft drink cans, milk cartons, sealed juice or drink containers), except that single service (e.g., 16 ounces or less) milk-containing cartons shall be within the scope of Food Service Disposables; (ii) boxes or containers for the long-term storage of single or multiple servings of foods or which are designed to extend the shelf life of foods beyond same-day consumption (e.g., dry cereals boxes, egg cartons, prepackaged frozen food containers and packaging, dairy product containers, produce containers, condiment packaging, and meat and deli trays); (iii) aseptic or sealed packaging; (iv) all secondary packaging (e.g., corrugated containers and paper bags); and (v) wrapping products for consumer use. By way of illustration, Exhibit "F" hereto provides a noncomprehensive, noninclusive list of items within the definition of "Food Service Disposables" hereunder and also a noncomprehensive, noninclusive list of items that fall outside the definition of "Food Service Disposables" hereunder. Exhibit "F" hereto shall control in the event of any conflict between it and the DISTRAK V Study. In the event of any disagreement between the parties whether a particular item not listed in Exhibit "F" hereto is within or without the definition of Food Service Disposables, the parties may submit the matter to arbitration pursuant to the provisions of paragraph 29. The parties hereby agree that, if available, Clinton Associates shall act as arbiter in any arbitration proceeding involving a dispute as to the definition of Food Service Disposable.

                                   EXHIBIT "F"

      ILLUSTRATIVE LIST OF DISPOSABLE, SINGLE USE FOOD SERVICE DISPOSABLES


Examples of Items within the Definition of "Food Service Disposables":

Bags                                o   for carry out of food purchased in
                                        food service disposable packages,
                                        with or without handles

Beverage containers                 o   Hot and/or cold beverage
                                    o   May or may not be insulating
                                    o   With or without handles. Includes
                                         collectables that are disposable/
                                        reusable
                                    o   Malt mixing collars
                                    o   Single service milk-containing cartons
                                        (16 oz. or less)

Beverage Container Lids             All types, including
                                    o   no spill
                                    o   domed
                                    o   sippers

Bowls                               All shapes, sizes

Cutlery (including                  o   knife, fork, spoon
Sticks/Skewers)                     o   large serving utensils
                                    o   chopsticks
                                    o   hors d'ouvers picks o
                                    o   popsicle sticks
                                    o   corndog sticks
                                    o   shish-kabob skewers
                                    o    tooth picks
                                    o   steak markers

Food Containers                     tubs used for:
                                    o   popcorn
                                    o   deli salads
                                    o   takeout anything
                                    o   ice cream
                                    o   chicken buckets

Portion cups (souffle cups)         o   sauces
                                    o   condiments
                                    o   butter
                                    o   candies
                                    o   side orders
                                    o   pills, medications

Trays used for:                     o   french fries
                                    o   nachos
                                    o   tacos
                                    o   burritos
                                    o   snacks
                                    o   hot dogs
                                    o   meal service
                                    o   vending
                                    o   single or multi-compartments

Boxes as used for:                  o   fry scoops
                                    o   popcorn
                                    o   chinese takeout
                                    o   kid's fun meal
                                    o   candy (vending)
                                    o   pie wedges
                                    o   bulky meals, pies, single compartment
                                    o   multi-compartment meals

Boats as used for:                  o   egg rolls
                                    o   ice cream sundaes
                                    o   hot dogs, chili dogs
                                    o   hoagies, sub sandwiches
                                    o   chicken fingers
                                    o   baked potatoes

Cones                               o   snow cones
                                    o   ice cream cone holders
                                    o   foods

Food Container Lids                 All kinds

Hinged Lid Containers Clamshells type boxes for specialty or general food portion or meal carryout such as:
                                    o   hamburgers
                                    o   chicken nuggets
                                    o   salads
                                    o   single or multi-portion meals
                                    o   with or without multiple compartments

Napkins                             All kinds

Plates/Platters                     o   All shapes, including round
                                    o   oval
                                    o   rectangular
                                    o   deep
                                    o   with or without compartments
                                    o   individual portion or serving sized
                                    o   cake/pie plates

Plates/Platters Lids All types including domed, insulating, etc.

Placemats/Table Covers              o   placemats
                                    o   tray liners
                                    o   doilies
                                    o   menus
                                    o   table covers

Serving Dishes                      o   pitchers
                                    o   catering trays
                                    o   casserole dishes
                                    o   chafing/steam table dishes

Straws/Stirrers                     o   drinking straws
                                    o   puncture straws
                                    o   stirring straws/sticks

Wraps                               Wraps of all kinds, for all kinds of foods:
                                    o   burger/hot dog wraps
                                    o   pizza sheets
                                    o   doggie bags/wraps
                                    o   popcorn/snack bags
                                    o   french fry sleeves
                                    o   sandwich bags

Outside the Definition of "Food Service Disposables":

Baking                              o   pie/cake tins
                                    o   muffin/eclair tins
                                    o   muffin/eclair cups
                                    o   fluted pan liners
                                    o   cake circles/squares
                                    o   loaf pans
                                    o   bundt pans
                                    o   casseroles
                                    o   cookie/cake sheets
                                    o   cake decorating triangles

Single or Multiple Portion          o   cereal boxes/bowls
Packaged Foods                      o   sealed yogurt/desert cups
                                    o   sealed soups, stews, chili, pasta
                                    o   condiment packs (salt, pepper, catsup,
                                        salsa, relish, etc.)
                                    o   sealed frozen food containers
                                    o   egg cartons
                                    o   dairy product containers

                                    o   produce containers
                                    o   meat & deli trays

Wraps                               o   freezer papers
                                    o   bakery papers
                                    o   candy bar wrappers

Aeseptic or Sealed
Packaging

Secondary Packaging                 o   corrugated containers
                                    o   paper bags

Sealed Containers for               o   soft drink cans
Long Term Storage                   o   milk cartons
of Liquids                          o   sealed juice or drink containers